Exhibit 99.1

AMETEK Announces Record First Quarter Results and Raises 2024 Guidance

Berwyn, Pa., May 2, 2024 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the first quarter ended March 31, 2024.

AMETEK’s first quarter 2024 sales were a record $1.74 billion, a 9% increase over the first quarter of 2023. On a GAAP basis, first quarter earnings per diluted share were $1.34. Adjusted earnings in the quarter were $1.64 per diluted share, up 10% from the first quarter of 2023. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.21 per diluted share and excludes a pre-tax $29.2 million, or $0.10 per diluted share, charge for integration costs related to the Paragon Medical acquisition.

GAAP operating income was $417.2 million, or 24.0% of sales. Excluding the Paragon Medical charge, adjusted operating income was a record $446.4 million, up 10% versus last year’s first quarter, with adjusted operating margins of 25.7%, up 30 basis points from the first quarter of 2023. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

"I am very pleased with our results in the first quarter," said David A. Zapico, AMETEK Chairman and Chief Executive Officer. "Our businesses delivered outstanding operating performance resulting in record adjusted operating income, a robust 180 basis points of core margin expansion, and double-digit growth in adjusted earnings per share. We also generated strong cash flow in the quarter with operating cash flow of $410 million and free cash flow conversion of 123%."

Electronic Instruments Group (EIG)
EIG sales in the first quarter were $1.16 billion, up 4% from the same quarter in 2023. EIG’s operating income in the quarter increased 14% to $352.9 million with operating income margins a record 30.5%, an increase of 280 basis points compared to the first quarter of 2023.

“EIG delivered strong results in the first quarter,” noted Mr. Zapico. "Solid sales growth and tremendous operating performance drove sizeable margin expansion in the quarter. These results underscore the strength of our EIG business and the effectiveness of our flexible operating structure."

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Electromechanical Group (EMG)
EMG sales in the first quarter were a record $579.4 million, up 21% from the first quarter of 2023. On a GAAP basis, EMG’s first quarter operating income was $90.7 million, or 15.7% of sales. Excluding the Paragon integration costs and the dilutive impact from recent acquisitions, core operating margins were 24.1% in the quarter.

"Despite the continued headwinds from normalization of inventory levels across a portion of our customer base, our EMG businesses delivered solid results in the first quarter. Our teams are doing an outstanding job managing the short-term impacts on sales and our businesses are well positioned for solid growth in the second half of 2024," commented Mr. Zapico.

2024 Outlook
"Our businesses delivered excellent results in the quarter, highlighting the effectiveness of our growth model in driving double digit earnings growth. Supported by our leading positions within attractive market segments, our proven operating model, and our strong cash flows, we are strategically positioned for sustained success," noted Mr. Zapico.

“For 2024, we continue to expect overall sales to be up low double digits on a percentage basis compared to 2023. Adjusted earnings per diluted share are now expected to be in the range of $6.74 to $6.86, up 6% to 8% over the comparable basis for 2023. This is an increase from our previous guidance range of $6.70 to $6.85,” he added.

"For the second quarter of 2024, overall sales are expected to be up mid to high single digits on a percentage basis compared to the same period last year. Adjusted earnings in the quarter are anticipated to be in the range of $1.63 to $1.65 per share, up 4% to 5% compared to the second quarter of 2023," concluded Mr. Zapico.

Conference Call
AMETEK will webcast its first quarter 2024 investor conference call on Thursday, May 2, 2024, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

About AMETEK
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annualized sales of approximately $7.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

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Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Forms 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Net sales	$1,736,180	$1,597,117

Cost of sales	1,144,681	1,022,525
Selling, general and administrative	174,283	169,051
Total operating expenses	1,318,964	1,191,576
Operating income	417,216	405,541
Interest expense	(35,254)	(20,569)
Other (expense) income, net	(633)	(5,373)
Income before income taxes	381,329	379,599
Provision for income taxes	70,386	73,887
Net income	$310,943	$305,712

Diluted earnings per share	$1.34	$1.32
Basic earnings per share	$1.35	$1.33

Weighted average common shares outstanding:
Diluted shares	232,035	231,229
Basic shares	231,097	230,126

Dividends per share	$0.28	$0.25

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Net sales:
Electronic Instruments	$1,156,779	$1,117,247
Electromechanical	579,401	479,870
Consolidated net sales	$1,736,180	$1,597,117

Operating income:
Segment operating income:
Electronic Instruments	$352,940	$309,747
Electromechanical	90,691	120,504
Total segment operating income	443,631	430,251
Corporate administrative expenses	(26,415)	(24,710)
Consolidated operating income	$417,216	$405,541

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	March 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$373,765	$409,804
Receivables, net	983,893	1,012,932
Inventories, net	1,127,328	1,132,471
Other current assets	290,516	269,461
Total current assets	2,775,502	2,824,668

Property, plant and equipment, net	877,420	891,293
Right of use asset, net	219,887	229,723
Goodwill	6,438,675	6,447,629
Other intangibles, investments and other assets	4,553,497	4,630,220
Total assets	$14,864,981	$15,023,533

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$1,055,406	$1,417,915
Accounts payable and accruals	1,447,102	1,464,658
Total current liabilities	2,502,508	2,882,573

Long-term debt, net	1,877,772	1,895,432
Deferred income taxes and other long-term liabilities	1,516,486	1,515,337
Stockholders' equity	8,968,215	8,730,191
Total liabilities and stockholders' equity	$14,864,981	$15,023,533

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
EMG Segment operating income (GAAP)	$90,691	$120,504
Paragon integration costs	29,231	—
Adjusted EMG Segment operating income (Non-GAAP)	$119,922	$120,504

Operating income (GAAP)	$417,216	$405,541
Paragon integration costs	29,231	—
Adjusted Operating income (Non-GAAP)	$446,447	$405,541

Diluted earnings per share (GAAP)	$1.34	$1.32
Paragon integration costs	0.13	—
Income tax benefit on Paragon integration costs	(0.03)	—
Pretax amortization of acquisition-related intangible assets	0.27	0.22
Income tax benefit on amortization of acquisition-related intangible assets	(0.06)	(0.05)
Rounding	(0.01)	—
Adjusted Diluted earnings per share (Non-GAAP)	$1.64	$1.49

Cash provided by operating activities (GAAP)	$410,227	$386,536
Deduct: Capital expenditures	(27,652)	(20,006)
Free cash flow (Non-GAAP)	$382,575	$366,530
Free cash flow conversion (Non-GAAP)	123%	120%

EMG Segment operating margin (GAAP)	15.7%	25.1%
Paragon integration costs	5.0%	—%
Adjusted EMG Segment operating margin (Non-GAAP)	20.7%	25.1%
Dilutive impact of acquisitions	3.4%	—%
Adjusted EMG Core Segment operating margin (Non-GAAP)	24.1%	25.1%

Operating income margin (GAAP)	24.0%	25.4%
Paragon integration costs	1.7%	—%
Adjusted Operating income margin (Non-GAAP)	25.7%	25.4%
Dilutive impact of acquisitions	1.5%	—%
Adjusted Core Operating income margin (Non-GAAP)	27.2%	25.4%

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	June 30, 2024		December 31, 2024
	Low	High	Low	High

Diluted earnings per share (GAAP)	$1.42	$1.44	$5.82	$5.94
Paragon integration costs	—	—	0.13	0.13
Income tax benefit on Paragon integration costs	—	—	(0.03)	(0.03)
Pretax amortization of acquisition-related intangible assets	0.27	0.27	1.08	1.08
Income tax benefit on amortization of acquisition-related intangible assets	(0.06)	(0.06)	(0.26)	(0.26)
Adjusted Diluted earnings per share (Non-GAAP)	$1.63	$1.65	$6.74	$6.86

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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